Exhibit 3.1

FORM OF

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

EXAMWORKS GROUP, INC.

                    EXAMWORKS GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

                    1.          The name of the corporation is ExamWorks Group, Inc.

                    2.          The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 22, 2010 under the name of ExamWorks Group, Inc.

                    3.          The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                    FIRST:          The name of the corporation is ExamWorks Group, Inc. (hereinafter referred to as the “Corporation”).

                    SECOND:     The address of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, in the County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

                    THIRD:         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                    FOURTH:     The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [_________] of which [______________] shares shall be Common Stock, having a par value of $0.0001 per share (the “Common Stock”), and [_____________] shares shall be Preferred Stock, having a par value of $0.0001 per share (the “Preferred Stock”).

                                           A.          The board of directors or any authorized committee thereof is authorized, to the fullest extent permitted by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Except as otherwise provided in any Preferred Stock Designation, the number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of a majority in voting power of the outstanding capital of the Corporation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

                                           B.          Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

                    FIFTH:          The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                                           A.          The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

                                           B.          The directors of the Corporation need not be elected by written ballot unless the Corporation’s Bylaws so provide.

                                           C.          Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                           D.          Special meetings of stockholders of the Corporation may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the directors then in office.

                                           E.          Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FIFTH, Section E.

                    SIXTH:          A.          Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the directors then in office. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by a majority of the directors then in office. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders held after the closing of the Corporation’s initial public offering, the term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders held after the closing of the Corporation’s initial public offering and the term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders held after the closing of the Corporation’s initial public offering, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

                                           B.          Subject to the rights of the holders of any series of Preferred Stock then outstanding, any and all vacancies in the board of directors, however occurring, including, without limitation, by reason of an increase in the size of the board of directors, or the death, resignation, disqualification or removal of a director, shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the remaining directors then in office, even if less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the board of directors, the remaining directors then in office, except as otherwise provided by law, shall exercise the powers of the full board of directors until the vacancy is filled.

                                           C.          Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                           D.          Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

                    SEVENTH:       Subject to the rights of the holders of any series of Preferred Stock that may come into existence from time to time, the board of directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the board of directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

                    EIGHTH:          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                    Neither any amendment nor repeal nor modification of this Article EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption of such an inconsistent provision with respect to events occurring prior to the date of such amendment, repeal, modification or adoption.

                    NINTH:            The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Sections C, D or E of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

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                    4.          This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of the Corporation.

                    5.          This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the board of directors and the stockholders of the Corporation.

                    IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: ___________, 2010	ExamWorks Group, Inc.

By:

J. Miguel Fernandez de Castro
Senior Vice President and Chief Financial Officer